Exhibit 99.1

MEDIA AND INVESTOR CONTACT:	John McNamara
Director – Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. NAMES LEO POUND

ACTING CHIEF OPERATING OFFICER

Provides Progress Update on Review of Certain Financial Statements

TREVOSE, PA – April 17, 2017 – StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”), a leading owner and operator of cemeteries and funeral homes, today announced that effective immediately, Leo J. Pound, a Director of StoneMor GP LLC (“StoneMor GP”), the general partner of the Partnership, has been appointed to its executive team as Acting Chief Operating Officer. Mr. Pound, a seasoned executive with deep expertise overseeing companies during times of transition, will help lead StoneMor and manage day-to-day operations of the business, including efforts to complete its review of certain financial statements and the ongoing restructuring and enhancement of its operations. Mr. Pound will remain a Director of the General Partner but has stepped down from the Audit Committee, where he has been replaced by Director Martin R. Lautman, Ph.D.

Robert B. Hellman, Jr., lead director of the Board of Directors and Chairman of the General Partner commented: “We are delighted to secure Leo’s leadership, guidance and support for StoneMor at this time. I have had the pleasure of working alongside Leo for several years and he brings a proven track record of improving operations, building short and long-term strategy and structuring best-in-class leadership teams.”

Leo Pound, Acting Chief Operating Officer at StoneMor, said: “I look forward to working with senior leadership and all of the caring employees at StoneMor and will be focused on moving the business forward, supporting StoneMor’s operating initiatives, and staying true to our mission ‘to help families memorialize every life with dignity.”’

Mr. Pound serves as a member of the Board of Directors for a number of companies where he focuses on improving operations, building short and long-term strategy and structuring best-in-class leadership teams. Throughout his career, Mr. Pound has worked with several multinational companies and has been active in the CEO, COO and CFO roles in a variety of service industries. In addition, he has directly managed companies’ banking relations, auditors, outside legal counsel, and relations with the financial community. He has in-depth knowledge of operational and strategic planning, M&A, forecasting and budgeting initiatives. He began his career in 1979 as an accountant. He has served as a Director of the General Partner since 2014.

The Partnership also reiterated previous statements that it currently expects that any revisions to previously reported financial information will principally reflect a decrease in net deferred revenue and an increase in partners’ capital on its previously reported consolidated balance sheets, including the quarterly periods during 2016. The Partnership also reiterated that it also currently expects the correction of these items to have an immaterial impact on cash flows for the three fiscal years ended December 31, 2016, including the quarterly periods during 2016, and have a positive impact on future cash flows since it will allow for additional funds to be withdrawn from its merchandise trusts. Lastly, as previously stated, the Partnership does not currently expect the correction of these items to affect distributable cash flow for previously reported periods.

Continued Mr. Hellman, “The StoneMor team is working diligently to complete its review of certain previously filed financial statements and to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as expeditiously as possible. We appreciate the team’s efforts and look forward to sharing full details of that review in due course. Our searches for a new CEO and CFO are ongoing, and we expect to announce the results of those efforts in the near future.”

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 100 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this release, including, but not limited to, information regarding Mr. Pound’s anticipated duties as Acting Chief Operating Officer, the anticipated effects of the revisions to the Partnership’s previously reported financial results, the impact on future distributable cash flow, the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the ongoing searches for a new CEO and CFO and expectations with respect to when the results of those efforts may be announced, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, including, without limitation, risks relating to the following: additional information arising from the Partnership’s continuing analysis and review of its historical recognition of revenue and its prior financial statements and the performance of additional work in this regard, as well as the review and audit by the Partnership’s registered independent public accounting firm of the Partnership’s prior financial statements; litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the Partnership’s ability to maintain an effective system of internal controls and disclosure controls; and the Partnership’s ability to identify suitable candidates for the positions of CEO and CFO. Except as required under applicable law, the Partnership assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

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